UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 22, 2009

CORNERSTONE GROWTH & INCOME REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-139704	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, CA 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the property described in Item 2.01 is incorporated by reference herein.

Item 2.01.   Completion of Acquisition or Disposition of Assets.

On January 22, 2009, we purchased an existing assisted–living facility, Caruth Haven Court, from SHP II Caruth, LP, a non-related party, for a purchase price of approximately $20.5 million.  The acquisition was funded with net proceeds raised from our ongoing public offering and a secured bridge loan obtained from Cornerstone Operating Partnership, L.P.   The terms of the bridge loan and our relationship to the lender are discussed under Item 2.03 below and are incorporated herein by reference.

Caruth Haven Court consists of approximately 91 assisted living units in a 75,000 square foot building located on approximately 2.2 acres of land in the Highland Park area north of Dallas, Texas. The facility features well-appointed studio and one-bedroom units and offers common areas, courtyards and personal service business for the convenience of residents.

We do not intend to make significant renovations or improvements to the property and believe that the property is adequately insured. To qualify as a REIT, we cannot directly operate assisted-living facilities.  Therefore, we have formed a wholly owned taxable REIT subsidiary, or TRS, and Caruth Haven Court will be operated pursuant to a lease with our TRS. Our TRS has engaged an unaffiliated management company to operate the assisted-living facility.  Under the management contract, the manager has direct control of the daily operations of the property.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 22, 2009, in connection with the acquisition of the Caruth Haven Court, we entered into a $14 million acquisition bridge loan with Cornerstone Operating Partnership, L.P.  Cornerstone Operating Partnership, L.P. is a wholly owned subsidiary of Cornerstone Core Properties REIT, Inc., a publicly offered, non-traded REIT sponsored by affiliates of our sponsor.  All of our officers are also officers of Cornerstone Core Properties REIT and one of our directors is also a director of Cornerstone Core Properties REIT.  The terms of the acquisition bridge loan were approved by our independent board of directors, including by a majority of our independent directors, not otherwise interested in the transaction, as being fair, competitive and commercially reasonable and on terms no less favorable to us than loans between unaffiliated parties under the same circumstances. We paid a loan origination fee of 0.75% to the lender upon closing.

The loan matures on January 21, 2010, with no option to extend and bears interest at a variable rate of 300 basis points over prime rate for the term of the loan.  We may repay the loan, in whole or in part, on or before January 21, 2010 without incurring any prepayment penalty.  Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment.

The loan is secured by a deed of trust on Caruth Haven Court, and by an assignment of the leases and rents payable to the borrower including, the rents payable under the lease described above between the borrower, as landlord, and Caruth Haven TRS, LLC, as tenant.  As further security for the loan, the lender has been granted a security interest in rents from the property.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Real Estate Acquired. Because it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before April 8, 2009 by amendment to this Form 8-K.

(b) Pro Forma Financial Information.  See paragraph (a) above.

(d) Exhibits.

Exhibit No.	Description

10.1	Promissory Note made as of January 22, 2009 by CARUTH HAVEN, L.P., to and in favor of CORNERSTONE OPERATING PARTNERSHIP, LP.

10.2
Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing made as of January 22, 2009, by CARUTH HAVEN, L.P., as grantor, for the benefit of Cornerstone Operating Partnership, LP., as lender.

99.1	Press release dated January 22, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC

By:	/s/ SHARON C. KAISER
Sharon C. Kaiser, Chief Financial Officer

Dated: January 27, 2009